222 West Second Street
                                  SCHEDULE 14A
                     Information Required in Proxy Statement

                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant:        Yes.

Filed by a Party other than the Registrant:  No.

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                              HOME FEDERAL BANCORP
                (Name Of Registrant As Specified In Its Charter)

                              HOME FEDERAL BANCORP
                   (Name of Person(s) Filing Proxy Statement)

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[X]      No fee required
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                  computed pursuant to Exchange Act Rule 0-11 (Set forth
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                  state how it was determined):     N/A
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[ ]      Fee paid previously with preliminary materials
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         the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or
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


                              [HOME FEDERAL LOGO]
                             222 West Second Street
                             Seymour, Indiana 47274
                                 (812) 522-1592

                    ----------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    ----------------------------------------

                         To Be Held On October 27, 1998

     Notice is hereby given that the Annual Meeting of Shareholders of Home Federal Bancorp (the "Corporation") will be held at the Holiday Inn, 2025 East Tipton Street, Seymour, Indiana, on Tuesday, October 27, 1998, at 3:00 P.M., Eastern Standard Time.

     The Annual Meeting will be held for the following purposes:

     1. Election of Directors. Election of three directors of the Corporation for terms expiring in 2001.

     2. Amendment of Articles 5 and 6 of the Corporation's Articles of Incorporation. Adoption of amendments to the Corporation's Articles of Incorporation increasing the number of authorized shares of Common Stock to 15,000,000 shares.

     3. Other Business. Such other matters as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on September 9, 1998, are entitled to vote at the meeting or any adjournment thereof.

     We urge you to read the enclosed Proxy Statement carefully so that you may be informed about the business to come before the meeting, or any adjournment thereof. At your earliest convenience, please sign and return the accompanying proxy in the postage-paid envelope furnished for that purpose.

     A copy of our Annual Report for the fiscal year ended June 30, 1998, is enclosed. The Annual Report is not a part of the proxy soliciting material enclosed with this letter.
                                             By Order of the Board of Directors


                                             /s/ John K. Keach, Sr.
                                             John K. Keach, Sr.
                                             Chairman of the Board




Seymour, Indiana
September 24, 1998


IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                              HOME FEDERAL BANCORP
                             222 West Second Street
                             Seymour, Indiana 47274
                                 (812) 522-1592

                                 PROXY STATEMENT

                       FOR ANNUAL MEETING OF SHAREHOLDERS
                                OCTOBER 27, 1998

     This Proxy Statement is being furnished to the holders of common stock, without par value ( "Common Stock"), of Home Federal Bancorp ("the Corporation"), an Indiana corporation, in connection with the solicitation of proxies by the Board of Directors of the Corporation for use at the Annual Meeting of Shareholders of the Corporation to be held at 3:00 p.m., Eastern Standard Time, at the Holiday Inn, 2025 East Tipton Street, Seymour, Indiana, on October 27, 1998, and at any and all adjournments of such meeting. The principal asset of the Corporation consists of 100% of the issued and outstanding shares of Common Stock, $.01 par value per share, of Home Federal Savings Bank (the "Bank"), a federal savings bank based in Seymour, Indiana. This Proxy Statement is expected to be mailed to Shareholders on or about September 24, 1998.

      A Notice of Annual Meeting and form of proxy accompany this Proxy Statement. Any Shareholder giving a proxy has the right to revoke it, by delivering written notice to the Secretary of the Corporation, by filing a later proxy, or in person at the meeting, at any time before such proxy is exercised. All proxies will be voted in accordance with the directions of the Shareholder and, to the extent no directions are given, will be voted "for" items 1 and 2.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     Only Shareholders of record at the close of business on September 9, 1998 (the "Voting Record Date"), will be eligible to vote at the Annual Meeting or at any adjournment thereof. Such Shareholders are entitled to one vote for each share then held. As of that date, the Corporation had 5,142,288 shares of the Corporation's Common Stock issued and outstanding. As of November 10, 1997, the Corporation declared a 3 for 2 stock split of shares of Common Stock. All share and option price figures set forth in this Proxy Statement have been adjusted to reflect that split. A majority of the votes entitled to be cast, in person or by proxy, at the Annual Meeting is necessary for a quorum. In determining whether a quorum is present, Shareholders who abstain, cast broker non-votes, or withhold authority to vote on one or more director nominees will be deemed present at the Annual Meeting.

     Management knows of no person who held more than 5% of the outstanding shares of the Corporation's Common Stock on September 9, 1998, other than the following:


                                                      Number of Shares
Name and Address of                                   of Common Stock                           Percent of
     Beneficial Owner                                Beneficially Owned                            Class
     ----------------                                ------------------                            -----
John Hancock Advisers, Inc. (1)                              335,700(1)                             6.5%
   John Hancock Mutual Life Insurance Company
   The Berkeley Financial Group
   John Hancock Subsidiaries, Inc.
   101 Huntington Avenue
   Boston, Massachuetts 02199

Heartland Advisors, Inc.                                     290,250(2)                             5.64%
   790 North Milwaukee Street
   Milwaukee, WI  53202

Lawrence E. Hiler                                            286,537(3)                             5.57%
   P.O. Box 148
   Walkerton, IN  46574
-------------
Footnotes on following page.

(1) In a Schedule 13G filed with the SEC, the entities listed above indicated that they may be the beneficial owners of the foregoing shares, all of which are held by the John Hancock Regional Bank Fund, a registered investment company. John Hancock Advisers, Inc. ("Advisers") acts as investment adviser to that fund. The other entities listed above are parent company affiliates of Advisers. Advisers has the sole power to vote and dispose of the shares.

(2) The information is based on an amendment to a Schedule 13G Report filed by the Shareholder with the Securities and Exchange Commission and dated January 27, 1998, but otherwise does not reflect any changes in those shareholdings which may have occurred since the date of such filing. Heartland Advisors, Inc. is a registered investment advisor and the shares shown above are held in its investment advisory accounts, including Heartland Value Fund, a series of Heartland Group, Inc., a registered investment company relating to more than 5% of the Corporation's outstanding shares.

(3) The information is based on a Schedule 13D Report filed by the Shareholder with the Office of Thrift Supervision on July 26, 1991, but otherwise does not reflect any changes in those shareholdings which may have occurred since the date of such filing, except for changes resulting from the Corporation's stock splits.

                       PROPOSAL I -- ELECTION OF DIRECTORS

     The Corporation's Board of Directors currently consists of seven members. The Corporation's By-laws provide that the directors shall be divided into three classes as nearly equal in number as possible. Directors of the Corporation are generally elected to serve for a three-year period or until their respective successors are elected and qualified. The three nominees for election as a director this year are John T. Beatty, Harold Force and John K. Keach, Sr., each of whom currently serves as a director. Mssrs. Beatty, Force and Keach, Sr. each have been nominated to serve for a three-year term ending in 2001.

     The following table sets forth certain information regarding the nominees for election as a director and each director continuing in office after the Annual Meeting. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies as to which authorization is withheld) will be voted at the Annual Meeting for the election of the nominees identified below. If any nominee is unable or declines to serve (an event which the Board of Directors does not anticipate), the proxies will have discretionary authority to vote for a substitute nominee named by the Board of Directors if the Board elects to fill such nominee's position. The table also sets forth the number of shares of the Corporation's Common Stock beneficially owned by certain executive officers of the Corporation and by all directors and executive officers of the Corporation as a group. Mr. Keach, Jr. is the son of the Corporation's Chairman of the Board.

                                                                                              Shares of
                                                                                               Common
                                      Positions         Director     Director                   Stock
                                      Held With          of the       of the       Term     Beneficially   Percent
                                         the              Bank      Corporation     to        Owned on       of
Name                      Age        Corporation          Since        Since      Expire     9/9/98(1)     Class
----                      ---        --------------------------        -----      ------     ----------    -----
Director Nominees
John T. Beatty            48          Director            1991         1992        2001        23,947(2)         *
Harold Force              47          Director            1991         1992        2001        24,171(3)         *
John K. Keach, Sr.        71   Chairman of the Board      1954         1990        2001       131,784(4)     2.56%

Directors Continuing
In Office
Lewis W. Essex            66          Director            1972         1990        2000       128,225(5)     2.49%
John K. Keach, Jr.        46        President and         1990         1990        1999       150,401(6)     2.92%
                               Chief Executive Officer
David W. Laitinen, MD     46          Director            1990         1990        1999        60,554(7)     1.18%
Harvard W. Nolting, Jr.   59          Director            1988         1990        2000        65,934(8)     1.28%

Executive Officers
Gerald L. Armstrong       58       Executive Vice                                              91,199(9)     1.77%
                                 President and Chief
                                  Operating Officer
Lawrence E. Welker        51       Executive Vice                                            136,260(10)     2.65%
                             President, Chief Financial
                            Officer,  Treasurer and Secretary
S. Elaine Pollert         38   Senior Vice President,                                         44,154(11)         *
                                   Retail Banking
All executive officers and
directors as a group (10 persons)                                                            856,629(12)    16.66%

Footnotes on following page

*Less than 1%.

(1) Includes shares beneficially owned by members of the immediate families of the directors or director nominees residing in their homes. Unless otherwise indicated, each nominee or director has sole investment and/or voting power with respect to the shares shown as beneficially owned by him or her.

(2) Includes 5,961 shares held jointly by Mr. Beatty and his wife and 17,986 shares subject to stock options granted under the Home Federal Bancorp Stock Option Plan (the "Option Plan"), the Home Federal Bancorp 1993 Stock Option Plan ("1993 Option Plan") or by the Corporation.

(3) Includes 225 shares held jointly by Mr. Force and his wife, and 23,441 shares subject to stock options granted under the Option Plan, the 1993 Option Plan or by the Corporation.

(4)  Includes 49,500 shares held jointly by Mr. Keach and his wife.

(5) Includes 33,745 shares held by a trust of which Mr. Essex is a trustee and beneficiary, 10,786 shares subject to stock options granted under the 1993 Option Plan or by the Corporation, and 44,043 shares owned by Mr. Essex's mother as to which Mr. Essex has a power of attorney.

(6) Includes 71,399 shares held jointly by Mr. Keach and his wife, 4,228 shares held by his wife and children, 61,787 shares subject to stock options granted under the Stock Option Plan, the 1993 Option Plan and the Home Federal Bancorp 1995 Stock Option Plan (the "1995 Option Plan") and 12,987 whole shares allocated as of June 30, 1998, to Mr. Keach's account under the Home Federal Bancorp Employees Salary Savings Plan (the "401(k) Plan"). Does not include stock options for 50,468 shares which are not exercisable within a period of 60 days following the Voting Record Date.

(7) Includes 25,476 shares held jointly by Dr. Laitinen and his wife, 24,292 shares held by Mrs. Laitinen for their minor children, and 10,786 shares subject to stock options granted under the Option Plan, 1993 Option Plan or by the Corporation.

(8) Includes 9,099 shares subject to stock options granted under the 1993 Stock Option Plan or by the Corporation.

(9) Includes 68,858 shares subject to stock options granted under the Stock Option Plan, the 1993 Option Plan and the 1995 Option Plan, and 9,919 whole shares allocated as of June 30, 1998, to Mr. Armstrong's account under the 401(k) Plan. Does not include stock options for 28,947 shares which are not exercisable within a period of 60 days following the Voting Record Date.

(10) Includes 70,425 shares held jointly by Mr. Welker and his wife, 1,012 shares held by Mrs. Welker for their minor children, 55,808 shares subject to stock options granted under the Stock Option Plan, the 1993 Option Plan and the 1995 Option Plan, and 9,015 whole shares allocated as of June 30, 1998, to Mr. Welker's account under the 401(k) Plan. Does not include stock options for 28,947 shares which are not exercisable within a period of 60 days following the Voting Record Date.

(11) Includes 36,745 shares subject to stock options granted under the Stock Option Plan, the 1993 Option Plan and the 1995 Option Plan, and 2,430 whole shares allocated as of June 30, 1998, to Ms. Pollert's account under the 401(k) Plan.

(12) Includes 295,296 shares subject to stock options granted under the Stock Option Plan, the 1993 Option Plan and the 1995 Option Plan, and outside of those plans, and 34,351 whole shares allocated as of June 30, 1998, to the accounts of participants in the 401(k) Plan. Does not include stock options for 128,556 shares which are not exercisable within a period of 60 days following the Voting Record Date.

     The business experience of each of the above directors and director nominees for at least the past five years is as follows:

     John T. Beatty is President and Treasurer of Beatty Insurance, Inc.

     Lewis W. Essex retired from his position as Chief Executive Officer of Essex Castings, Inc. on January 1, 1996.

     Harold Force has been President of Force Construction Company, Inc. since 1976.

     John K. Keach, Sr. has been employed by the Bank since 1950. He served in various positions until 1974, at which time be became President and Chief Executive Officer. He was elected as Chairman of the Board in 1986. He resigned as President, remaining Chief Executive Officer, in 1988. He resigned as Chief Executive Officer as of July 1, 1994.

     John K. Keach, Jr. has been employed by the Bank since 1974. In 1985, he was elected Senior Vice President - Financial Services, in 1987 he became Executive Vice President, and in 1988 he became President and Chief Operating Officer. In 1994, he became President and Chief Executive Officer.

     David W. Laitinen, MD has been an orthopedic surgeon in Seymour, Indiana since 1983.

     Harvard W. Nolting, Jr. was a co-owner of Nolting Foods, Inc. (grocery chain) for over 30 years before his retirement in 1994.

     Directors will be elected upon receipt of a plurality of votes cast at the Annual Meeting. Plurality means that individuals who receive the largest number of votes cast are elected up to the maximum number of directors to be chosen at the meeting. Abstentions, broker non-votes, and instructions on the accompanying proxy to withhold authority to vote for one or more of the nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

Meetings and Committees of the Board of Directors of the Corporation

     The Board of Directors meetings are generally held on a monthly basis. The Board of Directors held a total of eleven meetings during the fiscal year ended June 30, 1998. No incumbent director attended fewer than 75% of the sum of the meetings of the Board of Directors held while he served as a director and the meetings of committees on which he served.

     The Audit Committee, comprised of Messrs. Essex (Chairman), Beatty, Force, and Nolting, Jr., recommends the appointment of the Corporation's independent accountants in connection with its annual audit, and meets with them to outline the scope and review the results of such audit. That committee met three times during the Corporation's fiscal year ended June 30, 1998.

     The Board of Directors of the Corporation has a Compensation Committee, the members of which are Messrs. Nolting, Jr. (Chairman), Keach, Sr., Laitinen and Keach, Jr., which reviews payroll costs and salary recommendations and sets salary guidelines. During the fiscal year ended June 30, 1998, the Compensation Committee met one time.

     The Corporation's Stock Option Committee administers the Stock Option Plan, the 1993 Option Plan, and the 1995 Option Plan. It met one time during the fiscal year ended June 30, 1998. Its members are all of the directors except Messrs. Keach, Sr. and Keach, Jr.

     The Corporation's Nominating Committee nominated the slate of directors set forth in the Proxy Statement. The Nominating Committee held one meeting for the fiscal year ended June 30, 1998. The members of the Nominating Committee for the 1998 Annual Meeting were Messrs. Laitinen (Chairman), Nolting and Essex. The Nominating Committee will consider the nomination of any Shareholder of the Corporation entitled to vote for the election of directors at the meeting who has given timely notice in writing to the Secretary of the Corporation as provided in the Corporation's By-laws. To be timely, a Shareholder's notice must be delivered to or mailed and received by the Secretary of the Corporation not less than 60 days prior to the meeting, unless less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to Shareholders (which notice or public disclosure shall include the date of the Annual Meeting specified in publicly-available By-laws, if the Annual Meeting is held on such date), in which case the notice by a Shareholder must be received no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

Management Remuneration and Related Transactions

     Joint Report of the Compensation Committee and the Stock Option Committee

     The Compensation Committee of the Board of Directors was comprised during fiscal 1998 of Messrs. Nolting, Jr. (Chairman), Keach, Sr., Laitinen and Keach, Jr. The Committee reviews payroll costs, establishes policies and objectives relating to compensation, and approves the salaries of all employees, including executive officers. All decisions by the Compensation Committee relating to salaries of the Corporation's executive officers are approved by the full Board of Directors. In fiscal 1998, there were no modifications to Compensation Committee actions and recommendations made by the full Board of Directors. In approving the salaries of executive officers, the Committee has access to and reviews compensation data for comparable financial institutions in the Midwest. Moreover, from time to time the Compensation Committee reviews information provided to it by independent compensation consultants in making its decisions.

     The Corporation's Stock Option Committee administers the Stock Option Plan, the 1993 Option Plan, and the 1995 Option Plan. Its members are all of the Corporation's outside directors.

     The objectives of the Compensation Committee and the Stock Option Committee with respect to executive compensation are the following:

     (1) provide compensation opportunities comparable to those offered by other similarly situated financial institutions in order to be able to attract and retain talented executives who are critical to the Corporation's long-term success;

     (2) reward   executive   officers  based  upon  their  ability  to  achieve
         short-term and long-term strategic goals and objectives and to enhance shareholder value; and

     (3) align the interests of the executive officers with the long-term interests of Shareholders by granting stock options which will become more valuable to the executives as the value of the Corporation's shares increases.

     At present, the Corporation's executive compensation program is comprised of base salary, annual incentive bonuses and long-term incentive bonuses in the form of stock options. Reasonable base salaries are awarded based on salaries paid by comparable financial institutions, particularly in the Midwest, and individual performance. The annual incentive bonuses are tied to the
Corporation's performance in the areas of growth, profit, quality, and productivity as they relate to earnings per share and return on equity for the current fiscal year, and stock options have a direct relation to the long-term enhancement of Shareholder value. In years in which the performance goals of the Corporation are met or exceeded, executive compensation tends to be higher than in years in which performance is below expectations.

     Base Salary. Base salary levels of the Corporation's executive officers are intended to be comparable to those offered by similar financial institutions in the Midwest. In determining base salaries, the Compensation Committee also takes into account individual experience and performance.

     Mr. Keach, Jr. was the Corporation's Chief Executive Officer throughout fiscal 1998. Mr. Keach, Jr.'s salary was increased from $205,189 in fiscal 1997 to $225,629 in fiscal year 1998. In recommending this increase, the Compensation Committee considered the Corporation's financial performance for the prior fiscal year.

     Annual Incentive Bonuses. Under the Corporation's Annual Incentive Plan, all employees of the Corporation receive a cash bonus for any fiscal year in which the Corporation achieves certain goals, as established by the Board of Directors, in the areas of growth, profit, quality and productivity as they relate to earnings per share and return on equity. Individual bonuses are equal to a percentage of the employee's base salary, which percentage varies with the extent to which the Corporation exceeds these goals for the fiscal year.

     The Corporation believes that this program provides an excellent link between the value created for Shareholders and the incentives paid to executives, since executives receive no bonuses unless the above-mentioned goals are achieved and since the level of those bonuses will increase with greater achievement of those goals.

     Mr. Keach, Jr.'s bonus for fiscal 1998 was $56,738 compared to $42,525 for fiscal 1997.

     Stock Options. The Stock Option Plan, the 1993 Option Plan, and the 1995 Option Plan are the Corporation's long-term incentive plans for executive officers and other key employees. These plans align executive and Shareholder long-term interests by creating a strong and direct link between executive pay and Shareholder return, and enable executives to acquire a significant ownership position in the Corporation's Common Stock. Stock options are granted at the prevailing market price and will only have a value to the executives if the stock price increases. The Stock Option Committee determines the number of option grants to be made to executive officers based on the practices of comparable financial institutions as well as the executive's level of responsibility and contributions to the Corporation.

     Mr. Keach, Jr. received a grant of stock options for 15,000 shares of Common Stock during fiscal year 1998. See "Management Remuneration and Related Transactions-- Stock Options."

     Finally, the Committee notes that Section 162(m) of the Internal Revenue Code, in certain circumstances, limits to $1 million the deductibility of compensation, including stock-based compensation, paid to top executives by public companies. None of the compensation paid to the executive officers named in the compensation table on page 6 exceeded the threshold for deductibility under section 162(m).

     The Compensation Committee and the Stock Option Committee believe that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and the interests of the Corporation's Shareholders. As performance goals are met or exceeded, most probably resulting in increased value to Shareholders, executives are rewarded commensurately. The Committee believes that compensation levels during fiscal 1998 for executives and for the chief executive officer adequately reflect the Corporation's compensation goals and policies.

    Compensation Committee Members           Stock Option Committee Members
    ------------------------------           ------------------------------
        Harvard W. Nolting, Jr.                    John T. Beatty
        John K. Keach, Sr.                         Lewis W. Essex
        John K. Keach, Jr.                         Harold Force
        David W. Laitinen                          David W. Laitinen
                                                   Harvard W. Nolting, Jr.

     Remuneration of Named Executive Officers

     During the last three fiscal years, no cash compensation was paid directly by the Corporation to any of its executive officers. Each of such officers was compensated by the Bank.

     The following table sets forth information as to annual, long-term and other compensation for services in all capabilities to the Corporation and its subsidiaries for each of the Corporation's last three fiscal years of (i) the individual who served as chief executive officer of the Corporation during the fiscal year ended June 30, 1998, and (ii) each executive officer of the
Corporation  serving  as such  during the 1998  fiscal  year,  who  earned  over
$100,000  in  salary  and  bonuses  during  that  year  (the  "Named   Executive
Officers").

                           Summary Compensation Table
                                                                               Long Term Compensation
                                              Annual  Compensation                     Awards
                                       -------------------------------------   -----------------------
Name and Principal                                              Other Annual   Restricted   Securities      All Other
Position During Last        Fiscal                              Compensation      Stock     Underlying    Compensation
Fiscal Year                  Year      Salary($)(1)    Bonus($)(2) ($)(3)       Awards($)   Options(#)       ($)(4)
----------------------------------------------------------------------------------------------------------------------

John K. Keach, Jr.           1998        $225,629     $56,738        --            --       15,000            $2,935
   President and Chief       1997        $205,189     $42,525        --            --       22,500            $2,714
   Executive Officer         1996        $187,014     $46,620        --            --           --            $2,537
   and Director
Gerald L. Armstrong          1998        $133,019     $27,515        --            --       10,000            $2,842
   Executive Vice            1997        $126,447     $21,525        --            --       15,000            $2,745
   President and Chief       1996        $120,473     $24,570        --            --           --            $2,590
   Operating Officer
Lawrence E. Welker           1998        $124,620     $26,482        --            --       10,000            $2,297
   Executive Vice President  1997        $115,360     $20,188        --            --       15,000            $2,122
   Chief Financial Officer,  1996        $106,500     $22,365        --            --           --            $1,946
   Treasurer and Secretary
S. Elaine Pollert            1998        $100,015     $21,250        --            --           --            $1,632
   Senior Vice President,    1997       $  82,366     $14,292        --            --           --            $1,349
   Retail Banking            1996       $  64,969     $13,230        --            --           --            $1,052


(1) Includes amounts deferred by the Corporation's executive officers pursuant to ss.401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), under the 401(k) Plan.

(2)  The bonus amounts were paid under the Bank's Annual Incentive Plan.

(3)  Each  Named  Executive   Officer  of  the  Corporation   receives   certain
     perquisites, but the incremental cost of providing such perquisites does not exceed the lesser of $50,000 or 10% of the officer's salary and bonus.

(4) Includes the Bank's contributions on behalf of the Named Executive Officers to the 401(k) Plan.

     Stock Options

     The following table sets forth information related to options granted during fiscal year 1998 to the Named Executive Officers.

                                     Option Grants - Last Fiscal Year
                                             Individual Grants
                                                % of Total
                                              Options Granted        Exercise or
                            Options            to Employees           Base Price            Expiration
     Name                Granted(#)(1)        In Fiscal Year         ($/Share)(2)             Date(3)
     ----                -------------        --------------         ------------             -------
John K. Keach, Jr.           15,000                14.32%              $26.5625              12/22/07
Gerald L. Armstrong          10,000                 9.55%              $26.5625              12/22/07
Lawrence E. Welker           10,000                 9.55%              $26.5625              12/22/07
S. Elaine Pollert            10,000                 9.55%              $26.5625              12/22/07

(1)  Options to acquire shares of the Holding Company's Common Stock.

(2) The option exercise price may be paid in cash or with the approval of the Stock Option Committee in shares of Holding Company Common Stock or a combination thereof. The option exercise price equaled the market value of a share of the Holding Company Common Stock on the date of grant.

(3) Mr. Keach's options became exercisable as to 4,090 shares on June 23, 1998, and become exercisable as to 3,382 shares on Janury 1, 2005, and as to 3,764 shares on the first days of 2006 and 2007. Mr. Armstrong's and Mr. Welker's options become exercisable as to 3,466 shares on January 1, 2002, as to 3,764 shares on January 1, 2003, and as to 2,770 shares on January 1, 2004. Ms. Pollert's options become exercisable as to 1,292 shares on January 1, 2000, as to 3,764 shares on January 1, 2001 and on January 1, 2003, and as to 1,180 shares on January 1, 2003.

     The following table includes information relating to option exercises by the Named Executive Officers during fiscal 1998 and the number of shares covered by both exercisable and unexercisable stock options held by the Named Executive Officers as of June 30, 1998. Also reported are the values for "in-the-money" options (options whose exercisable price is lower than the market value of the shares at fiscal year end) which represent the spread between the exercise price of any such existing stock options and the fiscal year-end market price of the stock.

               Aggregate Option Exercises in Last Fiscal Year and
        Outstanding Stock Option Grants And Value Realized As Of 6/30/98

                                                                                                Value of
                                                                   Number of                  In-the-Money
                                                             Securities Underlying               Options
                                                              Unexercised Options            at Fiscal Year
                                                             at Fiscal Year End(#)             End($)(1)
                                                             ---------------------           --------------
                              Shares
                            Acquired on       Value
     Name                  Exercise (#)    Realized($)    Exercisable   Unexercisable   Exercisable     Unexercisable
     ----                  ------------    -----------    -----------   -------------   -----------     -------------
John K. Keach, Jr.             2,812          $70,075       61,787          50,468     $1,205,291         $641,824
Gerald L. Armstrong              ---      $       ---       68,858          28,947     $1,494,554         $302,133
Lawrence E. Welker               ---      $       ---       55,808          28,947     $1,148,207         $302,133
S. Elaine Pollert              1,687          $42,403       36,745          20,194     $1,111,536         $610,869

(1) Amounts reflecting gains on outstanding in-the-money options are based on the June 30, 1998, average between the high and low prices for the stock, which was $30.25.

     Employment Agreements

     The Bank has three-year employment contracts with the following executive officers: Lawrence E. Welker, John K. Keach, Jr., Gerald Armstrong and S. Elaine Pollert (collectively, the "Employees"). The Corporation has guaranteed the Bank's obligations under these contracts. The contracts can be extended annually for additional one-year terms to maintain a three-year term unless notice is properly given by either party to the contract, and have been so extended. The Employees receive their current salary, which salary is subject to increases approved by the Board of Directors. The contract also provides, among other things, for participation in other fringe benefits and benefit plans available to Bank employees. The Employees may terminate their employment upon 30 days' written notice to the Bank. The Bank may discharge the Employees for "cause" (generally, dishonesty, incompetence, forms of misconduct, or certain legal violations) at any time or in certain events specified by Office of Thrift Supervision regulations. Upon termination of an Employee's employment by the Bank for other than cause or in the event of termination by an Employee for "cause" (generally, material changes in duties or authority or breaches by the Bank of the contract), that Employee will receive his or her base compensation under the contract (a) for an additional three years if the termination follows a change of control not approved in advance by the Board of Directors (generally, material changes in the owners of shares of the Bank or in the composition of its Board of Directors), or (b) for the remaining term of the contract, if the termination does not follow a change of control. In addition, during such period, the Employee will continue to participate in the Bank's group insurance plans or receive comparable benefits. Moreover, within a period of three months after such termination following a change of control, the Employee will have the right to cause the Bank to purchase any stock options he or she holds for a price equal to the fair market value (as defined in the contract) of the shares subject to such options minus their option price. If the payments provided for in the employment agreement together with any other payments made to an Employee by the Bank are deemed to be payments in violation of the "golden parachute" rules of the Code, such payments will be reduced to the largest amount which would not cause the Bank to lose a tax deduction for such payments under those rules. The cash compensation which would be paid under these contracts to the four Named Executive Officers if the contracts were terminated as of the date hereof after a change of control for other than cause by the Bank or for cause by the Employees, would be the following:

           Named Executive Officer                    Cash Compensation
           -----------------------                    -----------------
           John K. Keach, Jr.                              $705,000
           Gerald L. Armstrong                             $420,900
           Lawrence E. Welker                              $391,560
           S. Elaine Pollert                               $330,000

     The employment contracts provide the Bank protection of its confidential business information and protection from competition by the Employees should any of them voluntarily terminate his or her employment without cause or be terminated by the Bank for cause.

     The existence of these contracts may make a merger, other business combination or change of control of the Bank more difficult or less likely. This is because, unless the Employees are allowed to maintain their positions and authority with the Bank, they will be entitled to payments which in the aggregate may be deemed to be substantial. However, the employment contracts provide security to the Employees, and the Board of Directors believes that it will encourage their objective evaluation of opportunities for mergers, other business combinations or other transactions involving a change of control of the Corporation or the Bank since they will be in a position to evaluate such transactions without significant concerns about the manner in which such transactions will affect their financial security.

     Compensation of Directors

     Monthly Fee. Directors of the Corporation are not currently paid director's fees. Each director of the Bank receives $600 per regular meeting attended, $300 per special meeting attended, and a $3,300 quarterly retainer. If a director misses more than three consecutive meetings, he is removed from the Board.

     Stock Options to Outside Directors. On October 28, 1997, the Corporation's five outside directors received automatically under the 1993 Option Plan a non-qualified stock option to purchase 1,431 shares of the Corporation's Common Stock for $23.50 per share.

     The options are exercisable in whole or in part at any time from and after six months following their grant until ten years and one day following their grant, except that such options will terminate, if not previously exercised, six months after the optionholders cease to be directors of the Corporation for any reason other than death. If the optionholder dies while a director of the Corporation or within six months after he ceases to be a director, the option may be exercised by his executor, administrator or estate beneficiaries within one year following the date of his death but not later than the last day of the option term.

     The options are nontransferable other than by will or the laws of descent and distribution and must be exercised by delivering a cash payment equal to the exercise price to the Corporation.

     Deferred Compensation for Outside Directors. The Bank entered into deferred compensation agreements with the five outside directors. Under these agreements, each outside director deferred all or part of his monthly fee during a period of five years from June, 1992, to May, 1997, and will subsequently receive deferred compensation after he reaches his normal retirement date (as outlined below) or upon his death. The annual deferred compensation benefits payable to each of the outside directors is as follows:
                                                 Amount of Annual
         Name of Individual                   Deferred Compensation
         ------------------                   ----------------------
         David W. Laitinen                            $91,231
         Harold Force                                 $79,757
         John T. Beatty                               $65,239
         Harvard W. Nolting, Jr.                      $32,357
         Lewis W. Essex                               $28,320

     The normal retirement date for Messrs. Beatty, Force, and Laitinen is the first day of the month following the date on which they reach 60, for Mr. Nolting is the first day of the month following the date on which he reaches 65, and for Mr. Essex is the first day of the month following the date on which he reaches 70. The deferred compensation is payable to Messrs. Beatty, Force, Laitinen and Nolting for a period of 15 years and is payable to Mr. Essex for a period of 10 years.

     Directors Emeritus Benefits

     Effective April 1, 1992, in consideration of a director serving as Director Emeritus, any Director Emeritus is paid an amount equal to 3/4 of the monthly fee paid to directors at the time of his retirement from the Board.

     Pension Plan

     The Bank's employees are included in a pension plan administered by Pentegra Group. Separate actuarial valuations are not made for individual members of the plan. The Bank's employees are eligible to participate in the plan once they have completed one year of service for the Bank and have attained the age of 21 years.

     The plan provides for monthly retirement benefits determined on the basis of the employee's years of service and the employee's average base salary for the five consecutive years of his or her employment producing the highest average. Early retirement, disability, and death benefits are also payable under the plan, depending upon the participant's age and years of service. During fiscal 1998, the Bank did not make a contribution to the pension plan as the pension plan was fully funded.

     The following table indicates the annual retirement benefit that would be payable under the plan upon retirement at age 65 to a participant electing to receive his or her retirement benefit in the standard form of benefit, assuming various specified levels of plan compensation and various specified years of credited service.

Highest Five-Year                               Years of Benefit Service
 Average Annual       -----------------------------------------------------------------------------
  Compensation          10               20                30               40               50
-----------------     -------         ---------         ---------       ----------       ----------
    $100,000          $19,200         $  38,400         $  57,700       $   77,300       $   97,300
    $120,000          $23,200         $  46,400         $  69,700       $   93,300       $  117,300
    $140,000          $27,200         $  54,400         $  81,700       $  109,300       $  137,300
    $160,000          $31,200         $  62,400         $  93,700       $  125,300       $  157,300
    $180,000          $35,200         $  70,400         $ 105,700       $  141,300       $  177,300
    $200,000          $39,200         $  78,400         $ 117,700       $  157,300       $  197,300
    $220,000          $43,200         $  86,400         $ 129,700       $  173,300       $  217,300
    $240,000          $47,200         $  94,400         $ 141,702       $  189,300       $  237,300

Benefits are currently subject to maximum Code limitations of $130,000 per year. The years of service credited under the pension plan as of June 30, 1998, to the Named Executive Officers are as follows:

           Name of Executive Officer                  Years of Service
           -------------------------                  ----------------
              John K. Keach, Jr.                             24
              Gerald L. Armstrong                             5
              Lawrence E. Welker                             19
              S. Elaine Pollert                              11

     The compensation covered by the pension plan for purposes of computing their benefits is the equivalent of the compensation set forth in the salary column in the chart on page 6.

     Supplemental Retirement Income and Deferred Compensation Program

     The Bank has entered into either supplemental retirement agreements or deferred compensation agreements with its executive officers and with eight other current or former employees deemed by the management of the Bank to be key employees. These agreements provide the key employees of the Bank with supplemental retirement benefits after the employee reaches his or her normal retirement date, upon earlier termination of his or her employment, unless such termination is for cause, or upon his or her death. The normal retirement date for John Keach, Jr. and Lawrence E. Welker is the first day of the month coincident with or next following his attainment of age 60, for Gerald Armstrong is the first day of the month coincident with or next following his attainment of age 65, and for Elaine Pollert is the first day of the month coincident with or next following her attainment of age 65. The annual benefits are payable to those persons for a period of 15 years.

     The annual benefits for the Named Executive Officers are equal to the amounts specified below:

         Name of Executive Officer              Amount of Annual Benefit
         -------------------------              ------------------------
          John K. Keach, Jr.                              $82,664
          Gerald L. Armstrong                             $67,343
          Lawrence E. Welker                              $58,649
          S. Elaine Pollert                               $44,664

     The agreements provide reduced annual benefits for the executive officers electing early retirement. If the executive officer leaves before early retirement, the annual benefits are further reduced, and such reduction is dependent on his or her years of service with the Bank, completed after the date the agreements were executed. In the event of a change of control of the Bank, the reductions described above are somewhat decreased. While the benefits are paid from the general assets of the Bank, the Bank has secured key person life insurance in order to provide the Bank with the funds necessary to provide the benefits described above. Under the supplemental retirement agreements, if an executive officer or employee is terminated for cause, all benefits under his or her agreement are forfeited.

     Performance Graph

     The following graph shows the performance of the Corporation's Common Stock since June 30, 1993, in comparison to the NASDAQ Stock Market - U.S. Index and the NASDAQ Bank Index.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
        AMONG HOME FEDERAL BANCORP, THE NASDAQ STOCK MARKET (U.S.) INDEX
                            AND THE NASDAQ BANK INDEX



                                [GRAPH OMITTED]

                              6/93     6/94     6/95     6/96     6/97     6/98
                             ------   ------   ------   ------   ------   ------
Home Federal Bancorp         100.00   100.61   123.26   138.81   232.20   374.79
NASDAQ Stock Market (U.S.)   100.00   100.96   134.77   173.03   210.38   277.69
NASDAQ Bank                  100.00   113.73   128.45   167.18   261.36   362.74

*    $100 INVESTED ON 6/30/93 IN STOCK OR INDEX -
     INCLUDING REINVESTMENT OF DIVIDENDS.
     FISCAL YEAR ENDING JUNE 30.


     Transactions With Certain Related Persons

     The Bank has followed the policy of offering to its directors, officers and employees and their associates, real estate mortgage loans for the financing of their principal residences; consumer loans; and, in certain cases, commercial loans. These loans are made in the ordinary course of business on substantially the same terms and collateral as those of comparable transactions prevailing at the time and do not involve more than the normal risk of collectibility or present other unfavorable features.

     Compensation Committee Interlocks and Insider Participation

     The members of the Corporation's Compensation Committee are Messrs. Nolting, Jr. (Chairman), Keach, Sr., Laitinen and Keach, Jr. Messrs. Keach, Sr. and Keach, Jr. are each officers of the Corporation. All of the outside directors of the Corporation are members of the Stock Option Committee.

                    PROPOSAL II -- AMENDMENT OF CORPORATION'S
                      ARTICLES OF INCORPORATION TO INCREASE
                        AUTHORIZED SHARES OF COMMON STOCK

     On September 9, 1998, the number of the Corporation's outstanding shares of Common Stock was 5,142,288; the number of shares of Common Stock reserved for the exercise of rights under the Shareholder Rights Plan was 5,142,288, and the number of shares reserved for issuance under the Corporation's stock option plans was 207,487, leaving 2,150,225 remaining authorized and unreserved shares of Common Stock.

     Proposal II is being proposed to make available additional shares of Common Stock for general corporate purposes, including acquisitions, financings, stock dividends, and stock splits. In addition, the Board has concluded that it would be in the best interest of the Corporation to be in a position to continue to expand its banking operations by means of bank acquisitions involving the issuance of its capital stock. In the judgment of management, the additional shares authorized by Proposal II should be available to provide flexibility in corporate decisions in the event shares should be needed for any such desirable corporate purpose. At this time, the Corporation has no specific plans, understandings, or arrangements for issuing any of the shares of capital stock to be authorized by Proposal II. If additional shares are issued, the percentage ownership interests of existing Shareholders would be reduced and, depending on the terms pursuant to which new shares are issued, the book value and earnings per share of outstanding stock might be diluted. Moreover, such additional share issuance could be construed as having an anti-takeover effect because the percentage ownership of a potential acquiror would be reduced upon the issuance of additional shares. No consideration was given by the Board of Directors to the use of any such additional shares as an "anti-takeover" measure.

     If Proposal II is adopted by the Shareholders, the Board of Directors could authorize the issuance of any authorized but unissued shares, including those authorized by Proposal II, on terms determined by it without further action by the Shareholders, unless issued in a transaction, such as a merger or consolidation, requiring Shareholder approval. All attributes of additional Common Stock to be authorized would be the same as those of the existing shares of Common Stock. There are no preemptive rights with respect to the Corporation's shares of Common Stock.

     If the  proposed  amendments  are  adopted,  Article 5 and Section 6.01 and
Article 6 would read as follows:

                                    ARTICLE 5
                                Number of Shares

              The total number of shares which the Corporation shall have authority to issue is Seventeen Million (17,000,000) shares, all of which are without par value.

                                    ARTICLE 6
                                 Terms of Shares

              Section 6.01. Designation of Classes, Number and Par Value of Shares. The shares of authorized capital shall be divided into Two Million (2,000,000) shares of Preferred Stock, without par value, as hereinafter provided ("Preferred Stock"), and Fifteen Million (15,000,000) shares of Common Stock, without par value ("Common Stock"), as hereinafter provided.

     Provided that a quorum of shares of Common Stock is represented at the Annual Meeting in person or by proxy (a "quorum" constituting a majority of the outstanding shares of Common Stock), the affirmative vote of a greater number of shares than the number of shares voted in opposition will be required for approval of Proposal II. Proposal II, if approved and adopted, will become effective upon filing of Articles of Amendment in the Office of the Secretary of State of Indiana. If the Shareholders approve Proposal II, the Corporation intends to accomplish this filing as soon as practicable. The Board of Directors recommends a vote FOR Proposal II and, unless directed otherwise, the proxies named in the proxy will vote the shares represented by each proxy received by them FOR Proposal II.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 ("1934 Act") requires that the Corporation's officers and directors and persons who own more than 10% of the Corporation's Common Stock file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than 10% Shareholders are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms that they file.

     Based solely on its review of the copies of such forms received by it, and/or written representations from certain reporting persons that no Forms 5 were required for those persons, the Corporation believes that during the fiscal year ended June 30, 1998, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners with respect to Section 16(a) of the 1934 Act were complied with.

                                   ACCOUNTANTS

     The firm of Deloitte & Touche has been selected as the Corporation's principal independent accountant for the current fiscal year. Deloitte & Touche has served as auditors for the Corporation since 1984. It is expected that representatives of the firm will be present at the Annual Meeting to make any statements they desire to make and to answer questions directed to them.

                              SHAREHOLDER PROPOSALS

     Any proposal which a Shareholder wishes to have presented at the next Annual Meeting to be held in October, 1999, and included in the Proxy Statement and form of proxy relating to that meeting must be received by the Corporation at its principal executive offices no later than 120 days in advance of September 24, 1999. Any such proposals should be sent to the attention of the Secretary of the Corporation, 222 West Second Street, P.O. Box 648, Seymour, Indiana 47274-0648. A Shareholder proposal being submitted outside the processes of Rule 14a-8 promulgated under the 1934 Act will be considered untimely if it is received by the Holding Company later than 45 days in advance of September 24, 1999.

                                     GENERAL

     The Board of Directors knows of no matters which are to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting and referred to in this Proxy Statement. If any other matters should properly come before the meeting, it is intended that the proxies will be voted, with respect to them, in accordance with the recommendations of the Board of Directors.

     The cost of soliciting proxies in the accompanying form will be borne by the Corporation. In addition to solicitations by mail, some of the officers and regular employees of the Corporation, who will receive no special compensation therefor, may solicit proxies by telephone, telegraph or personal visits, and the cost of such additional solicitation, if any, will be borne by the Corporation.

     Each Shareholder is urged to complete, date and sign the proxy and return it promptly in the enclosed return envelope.

     Insofar as any of the information in this Proxy Statement may rest peculiarly within the knowledge of persons other than the Corporation, the Corporation relies upon information furnished by others for the accuracy and completeness thereof.

                                             By Order of the Board of Directors


                                             /s/ John K. Keach, Sr.
                                             John K. Keach, Sr.
                                             Chairman of the Board

September 24, 1998

                                 REVOCABLE PROXY
                              HOME FEDERAL BANCORP
                         Annual Meeting of Shareholders
                                October 27, 1998

     The undersigned hereby appoints Gerald L. Armstrong and Lawrence E. Welker, with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of capital stock of Home Federal Bancorp which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Holiday Inn, Seymour, Indiana, on Tuesday, October 27, 1998, at 3:00 P.M., and at any and all adjournments thereof, as follows:

1. The election as directors of all nominees listed below for three year terms, except as marked to the contrary.

                         [ ] FOR           [ ] VOTE WITHHELD

INSTRUCTION: To withhold authority to vote for any individual nominee,  strike a line through the nominee's name in the list below:

      John T. Beatty              Harold Force             John K. Keach, Sr.
                          (each for a three year term)

2. To amend the Articles of Incorporation to increase the authorized shares of common stock from 7,500,000 shares to 15,000,000 shares.

           [ ] FOR               [ ] AGAINST                  [ ] ABSTAIN

In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment thereof.

 The Board of Directors recommends a vote "FOR" each of the listed propositions.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     This proxy may be revoked at any time prior to the voting thereof.

     The undersigned acknowledges receipt from Home Federal, prior to the execution of this proxy, of a notice of the Meeting, a proxy statement and an Annual Report to shareholders.

     THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSITIONS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

                                              Date _______________________, 1998



                            ----------------------------------------------------
                                          Print Name of Shareholder


                            ----------------------------------------------------
                                          Signature of Shareholder


                            ----------------------------------------------------
                                          Print Name of Shareholder


                            ----------------------------------------------------
                                          Signature of Shareholder

                              Please sign as your name appears on the envelope in which this card was mailed. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.



                 PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY
                     IN THE ENCLOSED POSTAGE-PAID ENVELOPE.